Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orla Mining Ltd. Stock Option Plan and the Orla Mining Ltd. Restricted Share Unit Plan of Orla Mining Ltd. of our report dated March 28, 2025, with respect to the combined financial statements of Musselwhite gold mine for the years ended December 31, 2024 and 2023 incorporated by reference in Orla Mining Ltd.’s Form 6-K dated May 13, 2025, furnished to the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
September 15, 2025